EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)
	Year Ended December 31,					Six Months Ended June 30,
(dollars in thousands)	2013	2014	2015	2016	2017	2017		2018
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616	$275,686		$278,498
Fixed charges	460,918	485,762	498,253	536,607	487,752	237,689		242,732
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)	(7,488)		(4,436)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359	4,626		5,895
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)	(4,156)		(5,373)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399	$506,357		$517,316

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622	$234,827		$244,191
Capitalized interest	6,700	7,150	8,670	16,943	13,489	7,488		4,436
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)	(4,626)		(5,895)
Fixed charges	$460,918	$485,762	$498,253	$536,607	$487,752	$237,689		$242,732

Consolidated ratio of earnings to fixed charges	1.23	1.78	2.25	2.29	1.57	2.13		2.13

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$102,245	$384,213	$636,117	$709,253	$299,616	$275,686		$278,498
Fixed charges	460,918	485,762	498,253	536,607	487,752	237,689		242,732
Capitalized interest	(6,700)	(7,150)	(8,670)	(16,943)	(13,489)	(7,488)		(4,436)
Amortized premiums, discounts and capitalized expenses related to indebtedness	4,142	2,427	2,586	1,681	10,359	4,626		5,895
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	6,770	(147)	(4,799)	(4,267)	(17,839)	(4,156)		(5,373)
Earnings	$567,375	$865,105	$1,123,487	$1,226,331	$766,399	$506,357		$517,316

Fixed charges:
Interest expense(1)	$458,360	$481,039	$492,169	$521,345	$484,622	$234,827		$244,191
Capitalized interest	6,700	7,150	8,670	16,943	13,489	7,488		4,436
Amortized premiums, discounts and capitalized expenses related to indebtedness	(4,142)	(2,427)	(2,586)	(1,681)	(10,359)	(4,626)	1	(5,895)
Fixed charges	460,918	485,762	498,253	536,607	487,752	237,689		242,732
Preferred stock dividends	66,336	65,408	65,406	65,406	49,410	26,059		23,352
Combined fixed charges and preferred stock dividends	$527,254	$551,170	$563,659	$602,013	$537,162	$263,748		$266,084

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.08	1.57	1.99	2.04	1.43	1.92		1.94

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.